Exhibit 10.13

EXECUTION VERSION

DYNACAST INTERNATIONAL INC.

MANAGEMENT SUBSCRIPTION AGREEMENT

THIS MANAGEMENT SUBSCRIPTION AGREEMENT, dated as of July 19th, 2011 (this “Agreement”), is made by and among DYNACAST INTERNATIONAL INC., a Delaware corporation (the “Company”), and [•] (the “Investor”).

1. Share Subscriptions.

(a) The Investor hereby subscribes for the number of [•] shares of the Company’s common stock par value $0.001 per share (the “Common Stock”) at a purchase price of $1,000 per share for an aggregate purchase price of $[•].

(b) The Investor agrees to tender, in cash, the purchase price of the Common Stock being purchased by the Investor on the date hereof in consideration for the issuance of such Common Stock, provided, that immediately upon the Investor’s tender of such consideration, the Company shall issue the Common Stock subscribed for by the Investor, as set forth in Section 1(a) above. Notwithstanding the foregoing, the Company acknowledges that the purchase price for the Common Stock shall be paid out of the net proceeds received by the Investor pursuant to the Investor’s change of control bonus that is payable by Melrose PLC upon completion of the Company’s acquisition of Dynacast and its subsidiaries and affiliates from Melrose PLC, which shall be evidenced through the Investor’s delivery of a letter of direction to Melrose PLC instructing Melrose PLC to pay the applicable portion of such bonus directly to the Company, on the Investor’s behalf. The Investor, in order to facilitate transactions contemplated by this Agreement, authorizes and appoints the Company or any of the Company’s representatives to direct the transfer of the subscription consideration from any account that such amounts may be paid into for the benefit of the Investor to any account established for the benefit of the Company. The Investor shall deliver to the Company an IRS Form W-8 or W-9 as applicable.

(c) This Agreement refers to certain pertinent documents as well as applicable laws and regulations. The Investor acknowledges that such references are not summaries or complete and are qualified in their entirety by the complete texts of the documents, laws and regulations so summarized.

(d) The Investor acknowledges to the Company that the Investor has received and has had ample opportunity to ask questions regarding each of the following documents: (i) the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company; (ii) the organizational chart and accompanying summary of capitalization for the Company and its subsidiaries and (iii) all agreements, instruments and documents set forth in Exhibit A attached hereto (the documents referred to in clauses (i) through (iii), collectively the “Operative Documents”).

2. Investor Representations, Warranties and Covenants. The Investor represents, warrants and covenants to the Company that:

(a) The Investor has the requisite legal capacity, power and authority to enter into and perform all of its obligations under this Agreement.

(b) The execution and delivery of this Agreement by the Investor has been duly and validly authorized by all necessary action of the Investor. This Agreement has been duly executed and delivered by the Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws or by general equitable principles.

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and the performance of the Investor’s obligations hereunder will not conflict with, or result in any violation of or default under, any Applicable Law to which the Investor is subject or any material agreement (including, without limitation, any non-competition or restrictive agreements or confidentiality agreements or obligations) or other material instrument to which the Investor is a party or by which the Investor or any of its properties are bound. For purposes of this Agreement, “Applicable Law” means all applicable laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, or any public, private or industry regulatory authority applicable to the Company and/or the Investor.

(d) There is no litigation, arbitration or governmental investigation or proceeding pending or, to the knowledge of the Investor, threatened, against or affecting the Investor on the date hereof that individually or when aggregated with one or more other such litigations, arbitrations or governmental investigations or proceedings has or might reasonably be expected to have a material adverse effect on the Investor’s ability to execute, deliver and perform this Agreement.

(e) No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person or entity is required to be made, obtained or given by the Investor in connection with the execution and delivery of this Agreement and performance by the Investor of his obligations under this Agreement, other than those that have been made, obtained or given and those that will be made, obtained or given by the Investor in the ordinary course.

(f) The Investor is employed in a managerial or executive position with the Company or one or more of the Company’s subsidiaries and is familiar with the Company’s and its subsidiaries’ operations, financial condition and business prospects and is an “accredited investor,” as such term is defined under Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(g) The Investor has no pending or threatened claim, complaint, action, suit, proceeding, hearing or investigation against the Company or any of its subsidiaries for any period prior to the date hereof, nor does the Investor currently intend to bring or file any claim, complaint, action, suit, proceeding, hearing or investigation against the Company or its subsidiaries for any period prior to the date hereof.

(h) The Investor has performed his own due diligence and business investigations with respect to the Company. The Company has afforded the Investor and the Investor’s advisors, if any, the opportunity to discuss an investment in the Common Stock and to ask questions of representatives of the Company concerning the terms and conditions of the offering of the Common Stock and the Operative Documents, and such representatives have provided answers to all such questions concerning the offering of the Common Stock and the Operative Documents. The Investor has consulted its own financial, tax, accounting and legal advisors, if any, as to the Investor’s investment in the Common Stock and with the Operative Documents and the consequences thereof and risks associated therewith. The Investor and the Investor’s advisors, if any, have examined or have had the opportunity to examine before the date hereof the Operative Documents and all information that the Investor deems to be material to an understanding of the Company and its subsidiaries, the proposed business of the Company and its subsidiaries, and the offering of the Common Stock. The Investor also acknowledges that, to the Investor’s knowledge, there have been no general or public solicitations or advertisements or other broadly disseminated disclosures (including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or internet, or any seminar or meeting whose attendees have been invited by any general solicitation or advertising) by or on behalf of the Company regarding an investment in the Common Stock.

(i) The Investor has given full consideration to, and has had the opportunity to ask questions of, any person authorized to act on behalf of the Company concerning any aspect of the transactions with affiliates being consummated by the Company in connection with the Operative Documents, including all agreements, obligations, covenants and arrangements contained therein or contemplated thereby, including all exhibits and schedules thereto.

(j) The Investor will not (i) transfer any Common Stock if such transfer would result in a violation of Applicable Law, (ii) deposit any Common Stock into a voting trust or enter into a voting agreement with respect to any Common Stock or (iii) take any action that would have the effect of preventing or disabling the Investor from performing his obligations under this Agreement or any of the Operative Documents to which the Investor is a party. The Investor further agrees that the Investor’s ability to transfer the Common Stock is subject to the limitations, restrictions and conditions contained in this Agreement, the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws and the other Operative Documents to which the Investor is a party.

3. Company Representations and Warranties. The Company represents and warrants to the Investor that:

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company was incorporated in the State of Delaware on May 11, 2011. Prior to the date hereof, the Company was a holding company and had no operations and no assets or liabilities (other than with respect to negotiating the purchase of the Dynacast business from Melrose PLC, Melrose Overseas Holdings Limited and Melrose UK 4 Limited (formerly Dynacast Investments Limited) (collectively, the “Sellers”) pursuant to that certain Share Purchase Agreement dated on or about the date hereof among the Company and the Sellers and the obligations related to such acquisition). The Company has full power and authority to own and hold its properties and to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform this Agreement and all other documents required to complete the subscription hereunder and to issue, sell and deliver the Common Stock.

(b) The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action of the Company. Upon acceptance by the Company, this Agreement shall be duly executed and delivered by the Company and shall constitute the legal, valid and binding obligation of the Company enforceable in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency or other similar laws or by general equitable principles. Upon issuance, the Common Stock issued hereunder will be duly authorized, validly issued, fully paid and non-assessable. Exhibit 3(b) attached hereto correctly and fully specifies as to the Company (after giving effect to the transactions contemplated hereby and by the Operative Documents) (i) its authorized and outstanding shares of capital stock and (ii) the name of each record and beneficial owner of such shares of capital stock, together with the number (and class, if any) of such shares held by each such person. Except as set forth in the Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws and the Operative Documents (i) there are no outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance by, the Company or any of its subsidiaries of any of its shares of capital stock; (ii) there are no agreements on the part of the Company or any of its subsidiaries to issue, sell or distribute any of its shares of capital stock, other securities or assets; (iii) neither the Company nor any of its subsidiaries has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its shares of capital stock or any interest therein or to pay any dividend or make any distribution in respect thereof; and (iv) no person is entitled to any rights with respect to the registration of any shares of capital stock of the Company or any of its subsidiaries under the Securities Act (or the securities laws of any other jurisdiction).

(c) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement, and the performance of the Company’s obligations hereunder will not conflict with, or result in any violation of or default under, any Applicable Law to which the Company is subject or any agreement (including, without limitation, any non-competition or restrictive agreements or confidentiality agreements or obligations) or other instrument to which the Company is a party or by which the Company or any of its properties are bound.

(d) The issuance, sale or delivery of the Common Stock is not subject to any preemptive or anti-dilutive right of the equity holders of the Company or any other party or to any right of first refusal or other right in favor of any person that has not been complied with or waived.

(e) There is no litigation, arbitration or governmental investigation or proceeding pending or, to the knowledge of the Company, threatened, against or affecting the Company that individually or when aggregated with one or more other such litigations, arbitrations or governmental investigations or proceedings has or might reasonably be expected to have a material adverse effect on the Company’s ability to issue, sell or deliver the Common Stock in accordance with this Agreement.

(f) No consent, waiver, approval or authorization of, or filing, registration or qualification with, or notice to, any governmental unit or any other person or entity is required to be made, obtained or given by the Company in connection with the execution, delivery and performance of this Agreement.

4. Risk Factors and Other Considerations. The Investor understands and acknowledges to the Company that:

(a) (i) The Company’s subsidiaries are the Company’s only material assets, and that the Company and certain of its subsidiaries have borrowed and will borrow a substantial portion of the funds used to operate their respective businesses; (ii) the Company is not required to accrue or pay any dividend on the Common Stock and it is unlikely that dividends or distributions will be paid on the Common Stock or the Preferred Stock prior to a liquidation event; (iii) certain of the Operative Documents severely restrict the ability of the Company to make any dividend or distribution or redemption payments on the Common Stock and Preferred Stock and such payment may be further restricted by future agreements or instruments binding on the Company or its subsidiaries; (iv) if the Investor ceases to be an employee of the Company or one of its subsidiaries the Investor’s Common Stock may be subject to certain rights of the Company to repurchase such Common Stock under this Agreement or, if applicable, the Investor’s employment agreement and (v) under the repurchase payment terms, the Investor may not receive full cash payment in return for the Investor’s Common Stock for several years.

(b) The Operative Documents and any other agreement or instrument that may restrict the ability of the Company to make any dividend or redemption payments may be created, amended, modified or supplemented, from time to time, and may be refinanced, extended or substituted, from time to time, without notice to, or the consent or approval of, the Investor unless notice to, or consent or approval of, the Investor is required by the terms of such Operative Document.

(c) The right of the holders of the Common Stock to receive payment or to realize any investment return upon a liquidation, asset sale, change of control or other event involving the Company or its subsidiaries will be subject to the terms of the applicable Operative Documents and to the Company’s repayment of indebtedness, obligations and expenses, including any related fees and expenses. The Company is under no obligation to pursue or consummate any liquidation, asset sale, change of control or other revenue generating transaction or event and, if any such transaction or event is pursued or consummated, there can be no assurances as to the timing, value, investment returns, consideration or terms and conditions associated therewith. The board of directors of the Company has the right, from time to time, to incur additional indebtedness on such terms as it determines advisable in its sole discretion, and, subject to the terms set forth in the Amended and Restated Certificate of Incorporation, the Company may, from time to time, establish one or more additional classes of equity Common Stock which may rank senior in right of payment and in other respects to the Common Stock.

(d) Any financial, business or operating projections or forecasts with respect to the Company and its subsidiaries are only forecasts prepared by management, which are subject to many assumptions and factors beyond the Company’s and its subsidiaries’ control, and that there can be no assurances that these forecasts will be realized.

(e) An investment in the Common Stock is a speculative investment which involves a high risk of loss and that on and after the date hereof, there will be no public market for the Common Stock and the Company does not contemplate that a public market will develop.

(f) Nothing in this Agreement shall constitute an agreement by, or shall impose any obligation upon, the Company or its subsidiaries to employ or engage, or to continue to employ or engage, the Investor, or shall constitute an agreement by, or shall impose any obligation upon, the Company or its subsidiaries with respect to the terms and conditions of employment or engagement of the Investor, and will not limit or restrict, in any manner, the Company’s or its subsidiaries’ right or ability to terminate the employment or engagement of the Investor.

(g) Certain fees and expenses are payable by the Company to affiliates of the Company in respect of management and consulting services rendered by Kenner Equity Management, LLC and certain other consultants pursuant to the terms of the Management Consulting Agreement, dated the date hereof by and among Kenner Equity Management, LLC, the other consultants party thereto and the Company.

5. Securities Law and Other Matters. The Investor represents and warrants to the Company that:

(a) (i) The Investor used no “purchaser’s representative” (as that term is used in Regulation D under the Securities Act) in connection with the transactions contemplated by this Agreement or the Operative Documents; (ii) the Investor has substantial knowledge and experience in financial, investment and business matters, and specifically in the business of the Company and its subsidiaries, and has the requisite knowledge and experience to evaluate the risks and merits of its investment in the Common Stock and (iii) the decision of the Investor to purchase the Common Stock hereunder has been made by the Investor independent of any director, officer, employee, representative or agent of the Company and independent of any statements, disclosures or judgments as to the properties, business, prospects or condition (financial or otherwise) of the Company and its subsidiaries which may have been made or given by any person that is not a director, officer, employee, representative or agent of the Company.

(b) (i) The Common Stock being purchased by the Investor hereunder has not been registered under the Securities Act on the ground that the sales of the Common Stock pursuant to this Agreement are exempt under Section 4(2) of the Securities Act as not constituting a distribution, and that the Company’s reliance on such exemption is predicated in part on the Investor’s representation which the Investor herewith makes that the Common Stock have been acquired solely by and for the account of the Investor for investment purposes only, and are not being purchased for subdivision, fractionalization, resale or distribution and other than as expressly set forth in the Operative Documents, the Investor has no contract, undertaking, agreement or arrangement with any other member of the Company or any one else to sell, transfer or pledge to such other member or anyone else the Common Stock being sold to the Investor (or any part thereof), and the Investor has no present plans or intentions to enter into any such contract, undertaking, agreement or arrangement; (ii) the Common Stock being sold to the Investor must be held indefinitely unless they are subsequently registered under the Securities Act or a transfer is made pursuant to an exemption from such registration, including, for example, pursuant to Rule 144 thereunder and that the Company has no agreements in respect of registering the Common Stock under Federal or state law (except for the registration of the Common Stock issuable upon conversion of the Common Stock, pursuant to the Registration Rights Agreement constituting one of the Operative Documents) and (iii) the Investor’s financial condition is such that the Investor is not under any current necessity or constraint, and does not foresee in the future any necessity or constraint, to dispose of the Common Stock being sold to the Investor to satisfy any existing or contemplated debt or undertaking.

(c) In the event that in the future the Company engages in any negotiation or transaction (including a merger or consolidation or other reorganization by or of the Company) in which Regulation D under the Securities Act may or will be available to the Company, if the Investor is not then an accredited investor, the Investor agrees irrevocably (and with the knowledge and intention that the other holders of the Company’s equity interests of all classes will rely thereon in making their respective present investment decisions) that the Investor will, within five (5) business days of notice from the Company, which notice may be given in the sole discretion of the Company, appoint a qualified purchaser’s representative or representatives so that the maximum benefits of Regulation D shall be available to the Company and all of its stockholders, as applicable.

6. Legend. (a) All certificates representing the Common Stock issued to the Investors shall be endorsed as follows:

“THE COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER APPLICABLE COMMON STOCK LAW AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION THEREUNDER OR AN EXEMPTION THEREFROM.”

THE COMPANY IS AUTHORIZED TO ISSUE MULTIPLE CLASSES AND SERIES OF STOCK AND WILL FURNISH TO THE HOLDER, UPON REQUEST AND WITHOUT CHARGE, AT THE PRINCIPAL OFFICE OF THE COMPANY, A STATEMENT OF ALL OF THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.”

(b) The Investor acknowledges to the Company that (i) the effect of such legend, among other things, is or may be to limit or destroy the value of the certificate for purposes of sale or for use as loan collateral and that “stop transfer” instructions may be noted against the Common Stock sold to the Investor hereunder and (ii) any transferee of the Investor is required to become a party to this Agreement as a condition to acquiring the Common Stock hereunder.

7. Repurchase Provisions.

(a) Call at Cost Upon Termination for Cause at Any Time or Voluntary Termination. If the Investor’s employment with the Company is terminated, (x) at any time for Cause or (y) at any time pursuant to a Voluntary Termination, then, in each case, the Company may repurchase all or any portion of the Common Stock or other Equity Interests then held by the Investor (or held by any Permitted Transferee of the Investor) (collectively, “Call Securities”) at a price per share equal to Cost; provided that Call Securities in the form of options, warrants or common stock that was issued upon exercise of options or warrants may be repurchased by the Company at a price per share equal to $0.01.

(b) Call at Fair Market Value Upon Termination For Other Than Cause or Voluntary Termination. If Investor’s employment with the Company is terminated in any circumstances other than those described in Section 7(a), then the Call Securities may be repurchased by the Company at a price per share equal to Fair Market Value.

(c) Expiration of Repurchase Option. If the Company does not deliver to the Investor a written notice (a “Call Notice”) of its intention to exercise the call rights set forth in Sections 7(a) and 7(b) within six months of termination of employment of the Investor, such call rights will expire. This Section 7 shall terminate upon the earlier of (x) a Qualified Public Offering or (y) the first date upon which the Stockholders do not own any Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock of the Company.

(d) Payments by the Company; Certain Restrictions. The purchase price for the Call Securities to be purchased pursuant to this Section 7 is payable, at the option of the Company, in cash, Three Year Junior Notes or a combination thereof. Notwithstanding anything to the contrary contained in this Agreement, all repurchases pursuant to this Section 7, including issuances of and payments by the Company on the Three Year Junior Notes, shall be subject to (i) applicable restrictions contained in any applicable law, (ii) restrictions contained in the Company’s and its Subsidiaries’ debt and equity financing agreements, including the Credit Agreement, as amended and in effect from time to time and (iii) the availability of cash to make any lump sum cash payments. If any such restrictions or unavailability prohibit the repurchase of Common Stock, Equity Interests or other shares of the Company hereunder which the Company is otherwise entitled or required to make, the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

(e) Timing Considerations. In the event the Company makes payments in cash pursuant to the provisions of Section 7, such payments will be made within 10 business days of the date of the call. In the event that the Company makes payments in Three Year Junior Notes, such notes will be executed and delivered within 10 business days of the date of the call.

(f) Determination of Fair Market Value. The determination of fair market value shall be determined by the Board of Directors of the Company in good faith (the “Fair Market Value”). In case the Investor disputes the Board of Directors’ calculation of Fair Market Value, the Investor may, within thirty (30) days of the payment contemplated by Section 7(e), appeal such calculation for prompt resolution to a mutually acceptable independent accounting firm (the “Referral Firm”). In resolving any disputed item, the Referral Firm (i) shall be bound by the provisions of this Agreement, (ii) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value for such item claimed by either the Company or the Investor, (iii) shall limit its decision to such aspects of the calculation of Fair Market Value as are in dispute and (iv) shall make its determination in accordance with the guidelines and procedures set forth in this Agreement (i.e. not on the basis of independent review). Absent clear error, the decision of the Referral Firm shall be final and binding.

(g) Life Insurance. The Company may purchase, at its sole discretion and expense, a life insurance policy, the proceeds of which will be used to purchase the Investor’s Common Stock in the event of the Investor’s death and the Investor hereby agrees to cooperate with the Company in obtaining such insurance, including, subject to reasonable confidentiality protections, disclosing medical and personal information to insurers.

8. Transfers of Common Stock. (a) The Investor agrees that the Investor will not, directly or indirectly, whether by operation of law or otherwise, offer, sell, transfer, assign or otherwise dispose of (or make any exchange, gift, assignment, charge or pledge of) any Common Stock or any rights or interests therein (collectively, a “Transfer”), except as provided in Section 8(b). In addition to the other restrictions noted in this Section 8, the Investor agrees that it will not, directly or indirectly, Transfer any of its Common Stock except as permitted under the Securities Act and other applicable securities laws.

(b) The provisions of Section 8(a) shall not apply to any of the following Transfers:

(i) From the Investor to any of his Permitted Transferees; provided that any such transferee shall have joined this Agreement (or a similar agreement satisfactory to the Company) and agreed to be bound by the provisions hereof applicable to the Investor immediately prior to such transfer.

(ii) Pursuant to a Public Offering or pursuant to Rule 144 under the Securities Act.

(iii) From the Investor to any Person pursuant to Section 9.

(iv) From the Investor to any Person pursuant to Section 10.

(v) From the Investor to the Company.

(c) Subject to the provisions of Section 9, each Permitted Transferee of the Investor to which Common Stock is Transferred shall, and the Investor shall cause such Permitted Transferee to, Transfer back to the Investor (or to another Permitted Transferee of the Investor) any Common Stock he owns if such Permitted Transferee ceases to be a Permitted Transferee of the Investor.

(d) Notwithstanding Section 8(b) and Section 8(c), no Investor will Transfer any Common Stock to any person that competes, directly or indirectly, with the Company or a Subsidiary of the Company.

(e) No Investor shall be entitled to Transfer its Common Stock at any time if such Transfer would:

(i) violate the Securities Act, or any state (or other applicable) securities or “Blue Sky” laws applicable to the Company or the Common Stock;

(ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iii) be a “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

(f) Any attempt to Transfer or encumber any Common Stock not in accordance with this Agreement shall be null and void ab initio and neither the Company nor any transfer agent of such securities shall give any effect to such attempted transfer or encumbrance in its Common Stock records.

(g) If the Company at any time shall register securities for sale in a Public Offering, the Investor shall not sell publicly, make any short sale of, grant any option for the purchase of, or otherwise dispose publicly of, any Common Stock (other than any Common Stock included in such registration) without the prior written consent of the Company, for a period designated by the Company in writing to the Investor, which period shall not begin more than 10 days prior to the effectiveness of the registration statement pursuant to which such Public Offering shall be made and shall not last more than (i) 180 days after the effective date of the Company’s initial public offering and (ii) 90 days after the effective date of any other registration statement

9. Drag Along Rights of Stockholders.

(a) Subject to the terms of this Section 9, if, at any time following the date hereof, the holders of at least two thirds of the shares of Voting Stock of the Company then issued to the Stockholders (the “Dragging Stockholders”) agree to enter into an agreement (a “Drag-Along Agreement”) to transfer all of the Restricted Securities at the time held by the Dragging Stockholders to any Person or group of Persons (other than to Affiliates of the Dragging Stockholders), other than to the Stockholders (any such Person, the “Buyer”), then the Dragging Stockholders may require all, but not less than all, of the Stockholders, the Investor and the other management investors purchasing Common Stock on the date hereof (collectively, the “Remaining Holders”) to sell all (but not less than all) of the Restricted Securities then owned by (and/or then purchasable by) such Remaining Holders to the Buyer contemporaneously with the sale by the Dragging Stockholders and at the same price per share and on the same terms and conditions as are applicable to the Restricted Securities to be sold by the Dragging Stockholders; provided that such sale of Restricted Securities shall be subject to liquidation preferences, the order of priority and other terms of the particular class or classes of the security being sold as set forth in the Amended and Restated Certificate of Incorporation and provided further that to the extent any Restricted Securities held by the Remaining Holders include Warrants, options or other convertible securities, then the terms and conditions of the sale shall take into account the exercise price or conversion price, if any, of such convertible securities. Each Remaining Holder must agree to make to the Buyer the individual representations, warranties, covenants and agreements substantially the same mutatis mutandis as those made by the Dragging Stockholders in connection with the relevant transaction, and agree to the same conditions to the relevant transactions as the Dragging Stockholders agree, it being understood that all such representations, warranties, covenants and agreements shall be made by the Dragging Stockholders and each Remaining Holder severally and not jointly; provided, however, the Remaining Holders shall not be obligated to make any representations, warranties or covenants regarding the business or operations of the Holding Company; provided, further, that, each Stockholder, and the Investor, participating in such proposed transfer shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Dragging Stockholders in connection with such proposed transfer so long as (x) all indemnification obligations are several, and not joint and several, among all transferors in proportion to the consideration paid to each transferor and (y) except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Stockholder and the Investor as to the unencumbered title (other than Liens created hereby or Liens of general applicability arising under applicable securities laws) to its Restricted Securities and the power, authority and legal right to transfer such Restricted Securities, the maximum indemnification obligation of any Stockholder and the Investor shall not exceed the value of the proceeds actually received by it as a result of such transfer.

(b) If the Dragging Stockholders wish to exercise the right granted pursuant to Section 9(a), the Dragging Stockholders must give written notice to such effect to each of the Remaining Holders (a “Drag-Along Notice”) not less than 30 nor more than 60 days prior to the date upon which such sale is scheduled to close. Each Drag-Along Notice shall (i) specify in reasonable detail all of the terms and conditions upon which such sale is to occur and (ii) make explicit reference to this Section 9 and state that each of the Remaining Holders is obligated to sell all of its Restricted Securities pursuant to such sale.

(c) Upon request by the Investor, the Dragging Stockholders and the Holding Company shall provide to the Investor copies of all documents relating to the proposed sale and such other materials and information as the Investor may from time to time reasonably request.

(d) The Stockholders are express third party beneficiaries of this Section 9 with all of the rights, remedies, claims, liabilities, reimbursements, causes of action and other rights accorded the Company.

10. Co-Sale Rights.

(a) Subject to this Section 10, if, at any time following the date hereof, the holders of at least 90% of the Common Stock of the Company then issued (the “Transferring Stockholders”) determine to transfer all of their Common Stock to any Person, then, as a condition precedent thereto, the Transferring Stockholders shall comply with the provisions of this Section 10. Notwithstanding the foregoing, transfers of Common Stock to the Company or any Stockholder (other than a Stockholder who becomes a Stockholder after the date hereof and prior to the transfer of shares subject to the first sentence of this Section 10(a) primarily for the purpose of avoiding the provisions of the first sentence of this Section 10) shall not trigger the co-sale rights of the Investor set forth in this Section 10. In addition, for the avoidance of doubt, transfers of Preferred Stock shall not trigger the co-sale rights of the Investor set forth in this Section 10.

(b) The Transferring Stockholders shall give written notice to the Investor (a “Co-Sale Notice”) not fewer than 15 nor more than 60 days prior to any proposed transfer of Common Stock. Each such Co-Sale Notice shall:

(i) specify in reasonable detail (A) the number of shares of Common Sock that the Transferring Stockholders propose to transfer, (B) the identity of the proposed transferee or transferees of such Common Stock and (C) the time within which, the price per share at which and the terms and conditions upon which the Transferring Stockholders propose to transfer such Common Stock;

(ii) make explicit reference to this Section 10 and state that the right of the Investor to participate in such transfer under this Section 10 shall expire unless exercised within 15 days after receipt of such Co-Sale Notice by delivery of written notice to the Transferring Stockholders of the Investor’s election to participate in such transfer and exercise his rights pursuant to this Section 10; and

(iii) contain an irrevocable offer by the Transferring Stockholders to the Investor to participate in the proposed transfer to the extent provided in Section 10(c).

(c) The Investor shall have the right to transfer to the proposed transferee or transferees any or all of his Common Stock, at the same price per share and on the same terms and conditions (subject to clause (d) of this Section 10) as are applicable to the proposed transfer by the Transferring Stockholders (and, if and to the extent the Investor shall exercise such right, then the Common Stock to be transferred by the Transferring Stockholders shall be correspondingly reduced), provided that in order to be entitled to exercise his right pursuant to this Section 10, the Investor shall agree to make to the transferee the individual representations, warranties, covenants and agreements substantially the same mutatis mutandis as those made by the Transferring Stockholders in connection with the relevant transaction, and agrees to the same conditions to the relevant transactions as the Transferring Stockholders agree, it being understood that all such representations, warranties, covenants and agreements shall be made by the Investor severally and not jointly; provided, further, that, the Investor shall be obligated to indemnify the proposed transferee or transferees upon the same terms and conditions as are applicable to the indemnification given by the Transferring Stockholders in connection with such proposed transfer so long as (x) all indemnification obligations are several, and not joint and several, among all transferors in proportion to the consideration paid to each transferor and (y) except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Investor as to the unencumbered title (other than Liens created hereby or Liens of general applicability arising under applicable securities laws) to its Common Stock and the power, authority and legal right to transfer such Common Stock, the maximum indemnification obligation of the Investor shall not exceed the value of the proceeds actually received by him as a result of such transfer.

(d) To exercise his rights under this Section 10, the Investor must deliver written notification to the Transferring Stockholders, within 15 days after receipt of the Co-Sale Notice, stating that the Investor desires to accept such offer and to transfer his Common Stock in accordance with this Section 10, and shall state that the Investor desires to transfer his Common Stock in accordance with clause (c) of this Section 10. Any such notice by the Investor shall constitute his binding agreement to sell his Common Stock on the same terms and conditions as set forth in the Co-Sale Notice. The failure of the Investor to provide such notice within such 15-day period shall, for the purposes of this Section 10, be deemed to constitute a waiver by the Investor of his right to transfer his Common Stock in connection with the proposed transfer described in such Co-Sale Notice. If the terms of the proposed transfer change from those set forth in the original Co-Sale Notice, the Transferring Stockholders shall issue a revised Co-Sale Notice stating such revised terms, and the Investor shall have an additional 15-day period to exercise (in the manner set forth herein) his rights hereunder. The Transferring Stockholders agree to use their commercially reasonable efforts to obtain the agreement of the prospective purchaser to the participation of the Investor in accordance with this Section 10, to consummate the proposed transactions contemplated by this Section 10. The Investor agrees to use his commercially reasonable efforts, in good faith and in a timely manner, to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations (including, without limitation, to ensure that all appropriate legal and other requirements are met and all consents of third persons relating to the Investor that are required to include the Investor in the transaction are obtained), to consummate the proposed transactions contemplated by this Section 10. The Investor shall not be obligated to transfer any Common Stock pursuant to this Section 10 unless the Investor has notified the Transferring Stockholders of his desire to transfer his Common Stock. Any and all transfers of Common Stock by the Investor pursuant to this Section 10 shall be made concurrently with the transfer of Common Stock by the Transferring Stockholders.

(e) Upon request of the Investor, the Transferring Stockholders and the Company shall provide to the Investor copies of all documents relating to the proposed transfer described in the Co-Sale Notice and such other materials and information as the Investor may from time to time reasonably request.

(f) Notwithstanding anything to the contrary contained in this Section 10, the rights of the Investor under this Section 10 shall not apply to any transfer by a Stockholder (i) to any Affiliate of any such Stockholder; provided that any such transferee shall have joined this Agreement (or a similar agreement satisfactory to the Company) and agreed to be bound by the provisions hereof applicable to the Investor immediately prior to such transfer, (ii) to the public pursuant to a registration as contemplated by the Registration Rights Agreement constituting one of the Operative Documents unless more than 90% of the Common Stock then outstanding is to be transferred to the public in such transaction or (iii) in connection with any transaction in which the Investor is required to participate in pursuant to Section 9 of this Agreement.

11. Restrictions On Other Agreements; After Acquired Common Stock and Other Securities.

(a) The Investor shall not grant any proxy or enter into or agree to be bound by any voting trust with respect to the Common Stock nor shall the Investor enter into any other agreements or arrangements of any kind with any Person with respect to the Common Stock on terms which conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreements or arrangements are with other holders of Common Stock that are not parties to this Agreement or otherwise), including but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of shares of Common Stock inconsistent herewith.

(b) The provisions of Sections 7, 8, 9, 10 and 11 and related definitions of this Agreement shall apply, to the full extent set forth herein with respect to the Common Stock or other Equity Interests of the Company and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, amalgamation, consolidation, sale of assets, or otherwise), whether now owned or hereafter acquired, or which may be issued in respect of, in exchange for, or in substitution of, such equity or debt securities and shall be appropriately adjusted for any share dividends, bonus issues, splits, reverse splits, combinations, subdivisions, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

12. Certain Definitions. The following terms have the following respective meanings:

“Affiliate” of any Person shall mean any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first-mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of Voting Stock or other equity securities of such first-mentioned Person, (b) any Person of which such first-mentioned Person owns or holds, directly or indirectly, 5% or more of any class of Voting Stock or other equity securities, (c) any Person for which any of the foregoing is an investment manager or investment advisor, (d) any estate, trust, guardianship, custodianship or other fiduciary arrangement for estate planning purposes for the benefit of any one or more of the foregoing Persons, (e) any trust, family limited partnership, limited liability company or other entity controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more Persons named above, (f) any Person who is a direct or indirect beneficial owner or beneficiary of, the first-mentioned Person or (g) any director or executive officer of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or other equity securities or by contract or otherwise.

“Board” shall mean the Board of Directors of the Company from time to time.

“Business Day” shall mean any day other than a Saturday, Sunday or other day which shall be in New York, New York, a legal holiday or a day on which banking institutions therein are authorized by law to close.

“Buyer” shall have the meaning specified in Section 9.

“Capital Stock” shall mean any and all shares or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Cause” shall have the meaning set forth in the Employment Agreement.

“Co-Sale Notice” shall have the meaning specified in Section 10(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Cost” means as to the Common Stock, the cost thereof set forth in Section 1(a).

“Drag-Along Agreement” shall have the meaning specified in Section 9.

“Drag-Along Notice” shall have the meaning specified in Section 9.

“Dragging Stockholders” shall have the meaning specified in Section 9.

“Employment Agreement” shall mean the Employment Agreement between the Company and the Investor, dated the date hereof, as the same may be amended or modified from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and rulings thereunder.

“Equity Interests” shall mean Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (including any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” shall have the meaning specified in Section 7.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States from time to time, consistently applied.

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, lien (statutory or otherwise), preference over assets, priority over assets, security interest, chattel mortgage or other charge or encumbrance of any kind, or any other similar type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property and any lease having substantially the same effect as any of the foregoing.

“Permitted Transferee” means (i) any successor by death or (ii) any trust, partnership, limited liability company or similar entity solely for the benefit of the Investor or the Investor’s spouse or lineal descendants provided, that the Investor acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of such shares.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock.

“Public Offering” shall mean a public offering of common stock of the Company pursuant to an effective registration statement filed by the Company with the Securities and Exchange Commission.

“Qualified Public Offering” shall mean an underwritten Public Offering that yields net proceeds to the Company of at least $150 million, provided that immediately following the consummation of such offering the shares of Common Stock are registered under the Exchange Act and listed and traded on a national securities exchange or national market or trading system in the United States.

“Remaining Holders” shall have the meaning set forth in Section 9.

“Restricted Securities” shall mean the Common Stock and the Preferred Stock of the Company and all securities convertible into or exercisable or exchangeable for Shares of the Company, including, without limitation, the Warrants and any other warrants or options, whether now or hereafter issued and outstanding.

“Series A Preferred Stock” shall mean the Series A Convertible Redeemable Preferred Stock, par value $0.001, of the Company.

“Series B Preferred Stock” shall mean the Series B Redeemable Preferred Stock, par value $0.001, of the Company.

“Shares” of any Person shall include any and all shares of capital stock, partnership interests, limited liability company interests, membership interests, or other shares, interests, participations or other equivalents (however designated and of any class) in the capital of, or other ownership interests in, such Person.

“Stockholders” shall have the meaning set forth in the Security Holders Agreement constituting one of the Operative Documents.

“Subsidiary” of any Person at any date shall mean (a) any other Person a majority (by number of votes) of the Voting Stock of which is owned by such first-mentioned Person and/or by one or more other Subsidiaries of such first-mentioned Person and (b) any other Person with respect to which such first-mentioned Person and/or any one or more other Subsidiaries of such first-mentioned Person (i) is entitled to more than 50% of such Person’s profits or losses or more than 50% of such Person’s assets on liquidation or (ii) holds an equity interest in such Person of more than 50%. As used herein, unless the context clearly required otherwise, the term “Subsidiary” refers to a Subsidiary of the Company.

“Transfer” shall mean the meaning set forth in Section 8.

“Three Year Junior Notes” means a promissory note of the Company in the form attached hereto as Exhibit B.

“Transferring Stockholders” shall have the meaning specified in Section 10(a).

“Voluntary Termination” means a voluntary termination of employment with the Company by the Investor for any reason other than Good Reason (as defined in the Employment Agreement), expiration of Term (as defined in the Employment Agreement) due to non-renewal by the Company, death or disability.

“Voting Stock”, when used with reference to any Person, shall mean Shares (however designated) of such Person having ordinary voting power for the election of a majority of the members of the board of directors of such Person, other than Shares having such power only by reason of the happening of a contingency.

“Warrants” shall mean the warrants of the Company issued on July 19, 2011 pursuant to the (i) Agreement evidencing rights to purchase in the aggregate 3,960 shares (subject to adjustment as set forth therein) of Common Stock and (ii) Management Consulting Agreement evidencing rights to purchase in the aggregate 5,940 shares (subject to adjustment as set forth therein) of Common Stock.

13. Unregistered Common Stock. The Investor understands and acknowledges that, as a consequence of the Common Stock not having been registered under the Securities Act nor any state Common Stock laws, all of the Common Stock must be held indefinitely unless (a) subsequently registered under the Securities Act or other applicable federal and state Common Stock laws or (b) exemptions from such registration are available at the time of a proposed sale or transfer thereof. Except for the Registration Rights Agreement (as defined in Exhibit A) and as set forth elsewhere in this Agreement, the Company has no agreements in respect of a registration statement under either federal or state law.

14. Revocation. The Investor acknowledges that upon delivery of this Agreement to the Company, the Investor may not cancel, terminate or revoke this Agreement or any agreement of the Investor made hereunder and that this Agreement shall survive the death or disability of the Investor and shall be binding upon the Investor’s heirs, executors, administrators, legal representatives, successors and assigns.

15. Governing Law; Jurisdiction. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, and all amendments and supplements hereof and all waivers and consents hereunder, shall, with respect to the Investor, be construed in accordance with and governed by the domestic substantive laws of the State of Delaware without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

16. Indemnification.

(a) The Investor recognizes that the offer and sale of the Common Stock to be purchased by and issued to the Investor will be based on the representations, warranties, covenants and agreements made by the Investor herein. The Investor hereby agrees (severally and not jointly with any other Investor) to defend, indemnify and hold harmless the Company and its officers, employees, consultants, representatives and agents against and from any and all causes of action, charges, claims, damages, demands, liabilities or losses arising from any material breach by the Investor of the representations, warranties or covenants made by the Investor herein.

(b) The Company agrees to defend, indemnify and hold harmless the Investor and its officers, employees, consultants, representatives and agents, if any, against and from any and all causes of action, charges, claims, damages, demands, liabilities or losses arising from any material breach by the Company of the representations, warranties or covenants made by the Company herein.

17. Miscellaneous.

(a) All representations, warranties, understandings, covenants and agreements contained in this Agreement (including, without limitation, the indemnification provisions hereof) shall survive the acceptance of this Agreement by the Company, the issuance and delivery of the Common Stock to the Investors and the death, disability, liquidation, dissolution or termination (as applicable) of the Investor.

(b) Subject to the conditions of transfer of the Common Stock hereunder, this Agreement shall be binding upon and shall inure to the benefit of each individual Investor and the Investor’s respective heirs, executors, administrators, assigns and legal representatives and to the Company and its respective successors and assigns, by way of merger, consolidation or operation of law or otherwise. The Investor may not sell, assign, or transfer any rights or obligations under this Agreement without the prior written consent of the Company in its sole discretion unless in accordance with the Operative Documents. The Company may not assign or transfer any of its rights and interests in and to this Agreement without the prior written consent of the Investor.

(c) In connection with this Agreement and the transactions contemplated hereby, and subject to the terms of the Operative Documents, the Investor shall execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or appropriate to effect and perform the provisions of this Agreement and those transactions.

(d) This Agreement and the documents referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that (i) no other party to this Agreement (including their respective agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement, the documents referenced herein, the Company, its subsidiaries or the Common Stock offered hereunder, other than those expressly set forth in the Agreement and the documents referenced herein and (ii) such party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement, the documents referenced herein, the Company, its subsidiaries or the Common Stock offered hereunder, other than expressly set forth in the Agreement and the documents referenced herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby.

(e) Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(f) In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

(g) All personal pronouns used in this Agreement, whether used in masculine, feminine or neuter gender, shall include all other genders if the context so requires; the singular shall include the plural, and vice versa.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, fax copy, or scan/email shall be effective as delivery of a manually executed counterpart of this Agreement.

(i) Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

To the Company:

Dynacast International Inc.

c/o Kenner & Company, Inc.

437 Madison Avenue, Suite 3600

New York, New York 10022

Attention: Thomas M. Wolf

To the Investor:

c/o Dynacast Inc.

14045 Ballantyne Corporate Place

Suite 300

Charlotte, North Carolina 28277

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which written notice is to be given to it by giving written notice as provided above of such change of address.

(j) Each party shall be entitled to rely conclusively upon any notice received, or the failure to receive any notice, from any other party with respect to rights and obligations under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has signed this Agreement as of the date first above written.

DYNACAST INTERNATIONAL INC.

By:
Name: Jeffrey L. Kenner Title: President

[Signature Page to the Management Subscription Agreement]

INVESTOR

[Signature Page to the Management Subscription Agreement]

EXHIBIT A

OPERATIVE DOCUMENTS

1.	Share Purchase Agreement, dated as of June 5, 2011, by and among the Company, Melrose PLC, Melrose Overseas Holding Limited and Melrose UK 4 Limited (formerly Dynacast International Limited), relating to, among other things, the Company’s acquisition of the Target Companies (as defined therein), as amended, restated, supplemented or otherwise modified from time to time.

2.	Security Holders Agreement, dated the 19th day of July, 2011 by and among the Company, MIHI LLC, Izurium Dynacast Ltd, W Capital Dynacast LLC, Laurel Crown Dynacast Holdings LLC, Tower Square Capital Partners III, L.P., Tower Square Capital Partners III-A, L.P., Tower Square Capital Partners III-B, L.P., Kenner Equity Management, LLC and Kenner Dynacast Partners L.P.

3.	Registration Rights Agreement, dated the 19th day of July, 2011 by and among the Company, MIHI LLC, Izurium Dynacast Ltd, W Capital Dynacast LLC, Laurel Crown Dynacast Holdings LLC, Tower Square Capital Partners III, L.P., Tower Square Capital Partners III-A, L.P., Tower Square Capital Partners III-B, L.P., Kenner Equity Management, LLC and Kenner Dynacast Partners L.P.

4.	Management Consulting Agreement, dated the 19th day of July, 2011 by and among the Company, Kenner Equity Management, LLC, Izurium Dynacast Ltd, MIHI LLC, W Capital Dynacast LLC, Laurel Crown Dynacast Holdings LLC, Tower Square Capital Partners III, L.P., Tower Square Capital Partners III-A, L.P. and Tower Square Capital Partners III-B, L.P.

5.	Letter Agreement, dated June 5, 2011 by and among the Company and Macquarie Capital (USA) Inc.

6.	Restricted Stock Unit Award Agreements, dated July 19, 2011 by and between the Company and each of Simon Newman, Adrian Murphy, David Angell and Tom Kerscher.

7.	Consent of the Board of Directors of the Company, dated June 5, 2011.

8.	Certificate of Incorporation of the Company.

9.	Amended and Restated Certificate of Incorporation of the Company.

10.	By-laws of the Company.

11.	Amended and Restated By-laws of the Company.

12.	Credit Agreement, dated as of July 19, 2011, by and among Dynacast International LLC, as Borrower, the Company, the Other Guarantors party thereto, the Lenders party thereto, JP Morgan Securities LLC, as Arranger, Bookmanager and Documentation Agent, Macquarie Capital (USA) Inc., as Syndication Agent, and JP Morgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender (as amended, restated, supplemented, modified, replaced, recapitalized or expanded from time to time).

13.	Second Lien Security Agreement dated as of July 19, 2011 made by Dynacast International LLC and Dynacast Finance, Inc., as Issuers, the Guarantors party thereto, as pledgors, assignors and debtors, in favor of Union Bank, N.A., in its capacity as collateral agent pursuant to the Indenture (as defined therein), as pledgee, assignee and secured party (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions thereof).

14.	Intercreditor Agreement, dated as of July 19, 2011 among JPMorgan Chase Bank, N.A., as First Lien Collateral Agent, Union Bank, N.A., as Second Lien Collateral Agent, Dynacast International LLC and each of the other Grantors party thereto.

15.	Block Account Control Agreement, dated as of July 19, 2011 by and among Dynacast Inc, JPMorgan Chase Bank, N.A. as First Lien Agent and Depositary and Union Bank, N.A., as Second Lien Agent.

16.	Purchase Agreement, dated as of July 19, 2011 by and among Dynacast International LLC, Dynacast Finance, Inc., Dynacast International, Inc. and J.P. Morgan Securities LLC, as Representative of the Initial Purchasers.

17.	9.25% Senior Secured Second Lien Notes due July 15, 2019.

18.	Indenture, dated as of July 19, 2011, among Dynacast International LLC, Dynacast Finance Inc., the Guarantors listed on the signature pages thereto and Union Bank, N.A., as Trustee and as Second Lien Agent.

19.	Warrants issued to MIHI LLC on July 19, 2011 evidencing the right to purchase, in the aggregate, 3,960 shares of Common Stock of the Company.

20.	Warrants issued to Kenner Equity Management, LLC on July 19, 2011 evidencing the right to purchase 5,940 shares of Common Stock of the Company.

21.	Interim Consortium Agreement, dated June 5, 2011 by and among Kenner & Company, Inc. and the investors party thereto.

22.	Equity Commitment Letters from each of MIHI LLC, Izurium Capital Advisers Europe LLP, W Capital Dynacast LLC, Laurel Crown Capital, LLC: Series Four-Dynacast, Tower Square Capital Partners III, L.P., Tower Square Capital Partners III-A, L.P., Tower Square Capital Partners III-B, L.P., Kenner Equity Management, LLC and Kenner Equities IV, L.P. to the Company, dated June 5, 2011.

23.	Director Indemnification Agreements, dated as of July 19, 2011 by and among the Company and each of Jeffrey Kenner, Larry Solari, Stephen Wertheimer, Thomas Fort, Stephen Paul and Simon Newman.

24.	Escrow Agreement, dated as of July 14, 2011 by and among the Company, the Investors party thereto and JPMorgan Chase Bank, N.A.

25.	Subscription Agreement, dated July 19, 2011 by and among the Company and the investors party thereto.

EXHIBIT B

FORM OF THREE-YEAR JUNIOR NOTE

[attached]

Form of 3 Year Junior Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND ACCORDINGLY MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR LAWS OR PURSUANT TO AN EXEMPTION THEREFROM. THE PRINCIPAL AMOUNT OF THIS NOTE, AND INTEREST IN RESPECT THEREOF, IS SUBORDINATED TO THE PAYMENT IN FULL OF ALL SENIOR INDEBTEDNESS AND IS SUBJECT TO SET-OFF, AS DESCRIBED IN THIS NOTE.

DYNACAST INTERNATIONAL INC.

NON-NEGOTIABLE THREE YEAR JUNIOR SUBORDINATED NOTE

DUE _________, _____

New York, New York

[$ ___________]	____ ___, ___

FOR VALUE RECEIVED, the undersigned, DYNACAST INTERNATIONAL INC., a Delaware corporation (together with its successors, the “Company”), hereby promises to pay to _______________________ (together with its successors and permitted assigns, the “Holder”), at the Holder’s residence at __________________________________, the principal amount of _______________________ ($_________) on the Maturity Date. Certain capitalized terms are used in this Note as defined in Section 6.

Section 1. Payment; Interest.

1.1 The outstanding principal amount of this Note shall bear interest (computed on the basis of a 365 day year, as the case may be) accruing daily at a rate equal to five percent (5%) per annum from (but excluding) the date hereof to (and including) the date on which the principal amount of this Note is paid in full, regardless of the commencement of any bankruptcy or insolvency proceedings against the Company. Accrued and unpaid interest shall compound annually in arrears on each anniversary of the date hereof. Subject to Section 5 of this Note, such interest shall be payable annually in arrears on each anniversary of the issuance of this Note and on the Maturity Date.

1.2 Subject to Section 5 of this Note, the Company shall pay one-half of the original principal amount of this Note to the Holder on the first anniversary of the date of this Note, and all remaining outstanding principal, accrued and unpaid interest, and other amounts due hereunder to the Holder on the Maturity Date.

1.3 Whenever payment of principal of, or interest on, this Note shall be due on a date that is not a Business Day, the date for payment thereof shall be the next succeeding Business Day and interest due on the unpaid principal and any other amounts payable hereunder shall accrue during such extension and shall be payable on such succeeding Business Day.

Section 2. Optional Prepayment. The Company shall have the right to prepay the principal amount of this Note in whole or in part at any time, or from time to time, without payment of any premium or penalty whatsoever, together with interest thereon accrued to the date of prepayment; provided, however, that so long as (a) any Senior Indebtedness remains outstanding and unpaid, (b) any commitment to provide Senior Indebtedness is outstanding, or (c) any other amount is owing to the holders of Senior Indebtedness, this Note may not be prepaid, in whole or in part, without the consent of, or written waiver of, any relevant prohibitions by the holders of Senior Indebtedness.

Section 3. Set-off. The Company shall be entitled to set-off and reduce any amounts payable hereunder for (a) any obligations or liabilities of the Holder to the Company or its Subsidiaries or (b) any claims by the Company or its Subsidiaries against the Holder under the Management Subscription Agreement, or any other agreement, written or oral, between the Company or its Subsidiaries and the Holder. The Holder, by accepting this Note, hereby acknowledges and agrees to the foregoing provisions, and any subsequent transferee or successor shall be bound by the foregoing.

Section 4. Defaults.

4.1 Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay within ten (10) Business Days of the due date thereof any principal of this Note or shall fail to pay within ten Business Days of the due date thereof any interest or any other amount payable hereunder and the same shall not have been cured within forty-five (45) days after written notice thereof has been given by the Holder to the Company;

(b) the Company shall fail to observe or perform any covenant or agreement contained in this Note (other than those covered by clause (a) above) and the same shall not have been cured within sixty (60) days after written notice thereof has been given by the Holder to the Company;

(c) the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors; or

(d) an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against the Company under the Federal bankruptcy laws as now or hereafter in effect;

then, and in every such event, subject to the provisions of Section 5, the Holder may, by notice to the Company and to the holders of Senior Indebtedness, declare the unpaid principal amount of this Note together with accrued interest thereon, to be, and such portions of this Note (and accrued interest thereon) shall thereupon become, due and payable immediately following delivery of such notice to the Company and to the holders of Senior Indebtedness without presentment, demand, protest or further notice of any kind, all of which are hereby waived by the Company; provided, however, that in the case of any of the Events of Default specified in clause (c) or (d) above, such portions of this Note (together with accrued interest thereon) shall, subject to the provisions of Section 5, immediately (and without notice) become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company.

Section 5. Subordination.

5.1 Amounts Payable Subordinated to Senior Indebtedness. Notwithstanding any provision of this Note to the contrary, the Company covenants and agrees, and the Holder by acceptance of this Note likewise covenants and agrees, that all Amounts Payable shall be subordinated to the extent set forth in this Section 5 to the prior payment in full in cash of all Senior Indebtedness. This Section 5 shall constitute a continuing offer to and covenant with all persons who become holders of, or continue to hold, Senior Indebtedness (irrespective of whether such Senior Indebtedness was created or acquired before or after the issuance of this Note). The provisions of this Section 5 are made for the benefit of all present and future holders of Senior Indebtedness (and their successors and assigns), and shall be enforceable by them directly against the Holder.

5.2 Priority and Payment Over of Proceeds in Certain Events.

(a) Upon any payment by or on behalf of the Company or distribution of assets of the Company, whether in cash, property, securities or otherwise, in the event of any dissolution, winding up or total or partial liquidation, reorganization, arrangement, adjustment, protection, relief or composition, or assignment for the benefit of creditors of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership, reorganization, relief or other proceedings or upon an assignment for the benefit of creditors or any other marshalling of all or part of the assets and liabilities of the Company (the foregoing events herein collectively referred to as an “Insolvency Event”), all Senior Indebtedness shall first be paid in full in cash before the Holder shall be entitled to receive any payment by or on behalf of the Company or distribution of assets of the Company relating to any Amounts Payable. Upon any Insolvency Event, any payment by or on behalf of the Company or distribution of assets of the Company, whether in cash, property, securities or otherwise, to which the Holder would be entitled relating to any Amounts Payable, except for the provisions of this Section 5, shall, until payment in full in cash of all Senior Indebtedness (including from any concurrent payment or distribution to the holders of such Senior Indebtedness), be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of the Senior Indebtedness or their representatives for application to the payment or prepayment of all such Senior Indebtedness.

If the Senior Indebtedness has not been paid in full in cash at a time in which the Company is subject to an Insolvency Event, (i) the holders of the Senior Indebtedness are hereby irrevocably authorized, but shall have no obligation, to demand, sue for, collect and receive every payment or distribution received on or after the Insolvency Event or to be received in respect of this Note (regardless of when originally due) in any insolvency proceeding and give acquittance therefor and to file claims and proofs of claim, as their interests may appear, and (ii) the Holder shall duly and promptly take, for the account of the holders of the Senior Indebtedness, as their interests may appear, such actions as the holders of the Senior Indebtedness may request to collect and receive all amounts payable by the Company in respect of this Note and to file appropriate claims or proofs of claim in respect of this Note.

(b) No payment shall be made by or on behalf of the Company with respect to any Amounts Payable or to acquire this Note (or any portion hereof) for cash, property, securities or otherwise, and, by virtue of accepting this Note and the benefits hereof, the Holder shall not be entitled, and will not take any action, including any judicial process, to accelerate, demand payment or enforce any Indebtedness in respect of this Note or any other claim with regard to any Amounts Payable if (i) such payment is prohibited by the terms of any Senior Indebtedness, (ii) there has occurred and is continuing a default in the payment of all or any portion of any Senior Indebtedness, it being understood that for purposes of this clause (ii), any payment of interest accrued on any Senior Indebtedness which is paid, in lieu of cash, with the issuance of a payment-in-kind obligation, shall be deemed to continue to be unpaid until such payment-in-kind obligation (and all interest accrued thereon) shall have been paid in full or (iii) any other default (not involving the non-payment of any Senior Indebtedness) shall have occurred which, including after giving any notice or the passage of time, or both, would allow holders of any Senior Indebtedness to accelerate or otherwise demand the payment thereof, and in the case of a default described in clause (iii), the holders of the Senior Indebtedness have, to the extent required under the documents evidencing the Senior Indebtedness given notice of such default to the Company (the date that such notice is received by the Company is the “Notice Date”); provided that such restrictions on actions, including judicial process, to accelerate, demand payment or enforce any such Indebtedness on claim will cease to be applicable twenty-four (24) months after the occurrence and continuation of an Event of Default of the types referred to in Section 4.1(a) or (b). The Company shall promptly give written notice to the Holder of any written notice of default under the Senior Indebtedness.

(c) In the event of all or any portion of the principal amount of this Note becoming due before the Maturity Date (whether by declaration or otherwise), no payment shall be made by or on behalf of the Company on or with respect to any Amounts Payable or to acquire this Note (or any portion thereof) for cash, property, securities or otherwise until all Senior Indebtedness shall first have been paid in full in cash.

(d) If, notwithstanding the foregoing provisions of clauses (a) through (c) prohibiting payments or distributions, the Holder shall, on or after the Notice Date or the occurrence of any Insolvency Event, have received, directly or indirectly, by setoff, redemption, purchase or in any other manner, any payment of, or on account of, any Amounts Payable that was prohibited by this Section 5, before all Senior Indebtedness shall have been paid in full in cash, then and in such event such payments or distributions shall be received and held in trust for the holders of the Senior Indebtedness and promptly paid over or delivered to the holders of the Senior Indebtedness remaining unpaid to the extent necessary to pay in full in cash such Senior Indebtedness in accordance with its terms after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness, provided that any such payment which is, for any reason, not so paid over or delivered shall be held in trust by the Holder for the holders of Senior Indebtedness.

(e) So long as any Senior Indebtedness remains outstanding, or the commitment to make credit extensions of any Senior Indebtedness shall not have been terminated, the Holder will not be entitled to take, demand or receive, directly or indirectly, by setoff, redemption, purchase or in any other manner, any voluntary prepayment or other payment of any Amounts Payable in amounts or in a manner which are in violation of the provisions of this Section 5.

(f) Upon any payment or distribution of assets referred to in clause (a) above, the Holder shall be entitled to rely upon any order or decree of a court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending, and upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making any such payment or distribution of assets, delivered to the Holder for the purpose of ascertaining the persons entitled to participate in such distribution of assets, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 5.

5.3 Rights of Holders of Senior Indebtedness Not To Be Impaired, etc.

(a) No right of any present or future holder of any Senior Indebtedness to enforce the subordination and other terms and conditions provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act by any such holder, or by any noncompliance by the Company with the terms and provisions and covenants herein regardless of any knowledge thereof any such holder may have or otherwise be charged with.

(b) This Section 5 may not be amended without the written consent of each holder of the Senior Indebtedness and of the Holder, and any purported amendment without such consent shall be void. No holder of Senior Indebtedness shall be prejudiced in such holder’s right to enforce the subordination and other terms and conditions of this Note by any act or failure to act by the Company or anyone in custody of its assets or property.

5.4 Subrogation. Subject to and upon the payment in full in cash of all Senior Indebtedness, the Holder shall be subrogated, to the extent of payments or distributions made to the holders of Senior Indebtedness pursuant to or by reason of this Section 5, to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company made on such Senior Indebtedness until all amounts due under this Note shall be paid in full; and for the purposes of such subrogation, no payments or distributions to holders of such Senior Indebtedness of any cash, property or securities to which the Holder would be entitled except for the provisions of this Section 5, and no payment over pursuant to the provisions of this

Section 5 to holders of such Senior Indebtedness by the Holder, shall, as among the Company, its creditors (other than holders of such Senior Indebtedness) and the Holder be deemed to be a payment by the Company to or on account of such Senior Indebtedness, it being understood that the provisions of this Section 5 are solely for the purpose of defining the relative rights of the holders of such Senior Indebtedness, on the one hand, and the Holder, on the other hand.

5.5 Obligations of the Company Unconditional. Nothing contained in this Note is intended to or shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder all Amounts Payable, as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Holder and other creditors of the Company (other than the holders of Senior Indebtedness), except as provided in Section 5.2(b).

5.6 Section 5 Not To Prevent Events of Default. The failure to make a payment of any Amounts Payable by reason of any provision of this Section 5 shall not be construed as preventing the occurrence or consequences of an Event of Default under Section 4.1 hereof, except as provided in Section 5.2(b).

5.7 Additional Rights of Holders of Senior Indebtedness. Upon request by the Company, the Holder of this Note shall deliver to the holders of Senior Indebtedness or parties contemplating becoming holders of Senior Indebtedness a written statement confirming that (a) the provisions (including those of this Section 5) of this Note are in full force and effect; and (b) such party is or will be entitled to rely upon and enjoy the benefits of the provisions (including those of this Section 5) of this Note as a holder of Senior Indebtedness.

5.8 Senior Indebtedness Changes. By virtue of accepting this Note and the benefits hereof, the Holder hereby waives any and all notice of renewal, extension or accrual of any of the Senior Indebtedness, present or future, and agrees and consents that without notice to or consent of the Holder:

(a) the obligations and liabilities of the Company or any other party or parties under the Senior Indebtedness may, from time to time, in whole or in part, be renewed, refinanced, replaced, extended, refunded, modified, amended, accelerated, compromised, supplemented, terminated, increased, decreased, sold, exchanged, waived or released;

(b) the holders of Senior Indebtedness and their representatives may exercise or refrain from exercising any right, remedy or power granted by any document creating, evidencing or otherwise related to the Senior Indebtedness or granted at law, in equity, or otherwise, with respect to the Senior Indebtedness or in connection with any collateral security or lien (legal or equitable) held, given or intended to be given therefor (including, without limitation, the right to perfect any lien or security interest created in connection therewith);

(c) any and all collateral security and/or liens (legal or equitable) at any time, present or future, held, given or intended to be given for the Senior Indebtedness, and any rights or remedies of the holders of Senior Indebtedness and their representatives in respect thereof, may, from time to time, in whole or in part, be exchanged, sold, surrendered, released, modified, perfected, unperfected, waived or extended by the Holders and their representatives;

(d) any balance or balances of funds with any holder of Senior Indebtedness at any time standing to the credit of the Company or any guarantor of any of the Senior Indebtedness may, from time to time, in whole or in part, be surrendered or released; all as the holders of Senior Indebtedness, their representatives or any of them may deem advisable and all without impairing, abridging, diminishing, releasing or affecting the subordination to the Senior Indebtedness provided for herein; and

(e) the Company may incur any amount or type of Senior Indebtedness (including Senior Indebtedness owed to Affiliates), or modify, restate, refinance, replace or amend any Senior Indebtedness from time to time, on terms and conditions acceptable to the Company, without notice to or approval by the Holder. The Company shall deliver written notice to the Holder of all actions by the holders of Senior Indebtedness to accelerate payment of, or to exercise any other rights, remedies or powers under, the Senior Indebtedness.

5.9 Waivers. In the event the holders of Senior Indebtedness elect to exercise their remedies to liquidate any collateral given to secure the Senior Indebtedness, the Holder hereby waives any right it may have to contest the validity of or the value obtained as a result of the holders of Senior Indebtedness exercise of their remedies, including, but not limited to, a foreclosure, a sale pursuant to the Uniform Commercial Code or the acceptance by the holders of Senior Indebtedness in lieu of foreclosure. The Holder further waives any right it may have either in or out of any bankruptcy or similar proceeding to challenge any action taken by the holders of Senior Indebtedness as either a preference or fraudulent conveyance and further agrees not to take any active role in such a proceeding other than the filing of a claim in any such proceeding, which claim shall be subordinate (to the extent set forth above) to the claims of the holders of Senior Indebtedness.

Section 6. Definitions. For purposes of this Note, the following terms have the meanings set forth below.

“Affiliates” of any Person shall mean any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such first-mentioned Person, or any individual, in the case of a Person who is an individual, who has a relationship by blood, marriage or adoption to such first-mentioned Person not more remote than first cousin, and, without limiting the generality of the foregoing, shall include (a) any Person beneficially owning or holding, directly or indirectly, 5% or more of any class of Voting Stock or other equity securities of such first-mentioned Person, (b) any Person of which such first-mentioned Person owns or holds, directly or indirectly, 5% or more of any class of Voting Stock or other equity securities, (c) any Person for which any of the foregoing is an investment manager or investment advisor, (d) any estate, trust, guardianship, custodianship or other fiduciary arrangement for estate planning purposes for the benefit of any one or more of the foregoing Persons, (e) any trust, family limited partnership, limited liability company or other entity controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more Persons named above, (f) any Person who is a direct or indirect beneficial owner or beneficiary of, the first-mentioned Person or (g) any director or executive officer of such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock or other equity securities or by contract or otherwise.

“Amounts Payable” means all principal of, interest on, premium, if any, fees, costs, expenses, indemnities or any other amounts due from the Company under this Note, and all claims against or liabilities of the Company in respect of this Note.

“Business Day” means any day except a Saturday, Sunday or other days on which commercial banks in New York City are required or authorized by law to close.

“Capital Stock” shall mean any and all shares or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation).

“Credit Agreement” shall mean that certain Credit Agreement, dated as of July 19, 2011, by and among Dynacast International LLC, as Borrower, the Company, the Other Guarantors party thereto, the Lenders party thereto, JP Morgan Securities LLC, as Arranger, Bookmanager and Documentation Agent, Macquarie Capital (USA) Inc., as Syndication Agent, and JP Morgan Chase Bank, N.A., as Administrative Agent, Collateral Agent, Issuing Bank and Swingline Lender (as amended, restated, supplemented, modified, replaced, recapitalized or expanded from time to time).

“Default” means any condition or event that constitutes an Event of Default or that with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Equity Interests” shall mean Capital Stock or partnership interests or warrants, options or other rights to acquire Capital Stock or partnership interests (including any debt security that is convertible into, or exchangeable for, Capital Stock or partnership interests).

“Indebtedness” of any Person shall mean, at any date, all indebtedness, liabilities and other obligations of such Person at such date (other than items of shareholders’ equity) which would, in accordance with GAAP, be classified as liabilities of such Person, but in any event including (without duplication):

(a) all obligations of such Person for borrowed money;

(b) all guarantees of such Person;

(c) all indebtedness, liabilities and other obligations secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligations, but if such Person has not assumed such obligations, then the amount treated as Indebtedness hereunder will be no more than the value of property subject to such Lien;

(d) all indebtedness, liabilities and other obligations of such Person arising under any installment purchase, conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of any related property (other than trade payables and other similar current liabilities incurred in the ordinary course of business);

(e) the amount of the obligation required to be recorded by the lessee in respect of any Capital Lease under which such Person is lessee;

(f) all indebtedness, liabilities and other obligations evidenced by notes, bonds, indentures, acceptances or instruments, or arising in connection with letters of credit, bankers acceptances or other credit enhancement facilities and Derivative Transactions;

(g) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP; and

(h) all obligations of such Person upon which interest charges are customarily paid or accrued.

“Indenture” means that certain Indenture, dated as of July 19, 2011, among Dynacast International LLC, Dynacast Finance Inc., the Guarantors listed on the signature pages thereto and Union Bank, N.A., as Trustee and as Second Lien Agent.

“Management Subscription Agreement” means the Management Subscription Agreement, dated as of July 19, 2011, among the Company and the Holder.

“Maturity Date” means the second anniversary of the issuance of this Note.

“Note” means this Non-Negotiable Three Year Junior Subordinated Note.

“Person” shall mean an individual, a corporation, a limited liability company, an association, a joint-stock company, a business trust or other similar organization, a partnership, a joint venture, a trust, an unincorporated organization or a government or any agency, instrumentality or political subdivision thereof.

“Senior Indebtedness” shall mean any Indebtedness incurred under the Credit Agreement or issued pursuant to the Indenture (including the Senior Notes), including any amendments, restatements, supplements, modifications, replacements, recapitalizations or expansions.

“Senior Notes” shall mean those 9.25% Senior Secured Second Lien Notes due July 15, 2019.

“Subsidiary” shall mean any entity of which (a) a majority of the Equity Interests are directly or indirectly owned by the Corporation or (b) the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or other governing body of such entity are owned by the Corporation (regardless of whether such Equity Interests are owned directly by the Corporation or through one or more Subsidiaries).

Section 7. Miscellaneous.

7.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or sent by facsimile transmission, or if mailed or sent by overnight courier, upon receipt thereof, as follows:

If to the Company:

c/o Kenner & Company, Inc.

437 Madison Avenue, Suite 3600

New York, New York 10022

Attention: Thomas M. Wolf

with a copy to:

Mayer Brown LLP

1675 Broadway

New York, New York 10019

Attention: Edward A. Davis

Facsimile No.: (212) 849-5663

If to the Holder, to:

________________________

________________________

________________________

Each party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.

7.2 No Waivers. No failure or delay by the Holder in exercising any right, power or privilege hereunder or under this Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in related or similar circumstances requiring such notice.

7.3 Amendments and Waivers. Except as expressly set forth in this Note (including Section 5.3(b)), any provision of this Note may be amended or waived if, but only if, such amendment or waiver is in writing, signed by the Company and the Holder.

7.4 Rights of Parties. This Note is delivered pursuant to the terms and conditions of the Management Subscription Agreement and is subject to the terms thereof.

7.5 Restrictions on Transfer. This Note may not be sold, pledged, distributed, offered for sale, or otherwise transferred by the Holder to any transferee other than to a Permitted Transferee (as defined in the Management Subscription Agreement).

7.6 Binding Effect. The provisions of this Note shall be binding upon and inure to the benefit of the Holder and its respective successors and permitted assigns.

7.7 Replacement Note. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company from the Holder and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of this Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

7.8 Company Obligations. The Holder agrees and acknowledges that this Note and the Company’s obligations hereunder and for all Amounts Payable are solely obligations and liabilities of the Company. None of the Company’s directors, officers, employees, stockholders, advisors, consultants and affiliates or any other persons shall be obligated or liable in respect of this Note or any Amounts Payable, and the Holder hereby releases them from any such obligation or liability.

7.9 Cross-References; Headings. Unless otherwise specified, references in this Note to any Section are references to such Section of this Note, and unless otherwise specified, references in any Section to any clause are references to such clause of such Section. The various headings of this Note are inserted for convenience only and shall not affect the meaning or interpretation of this Note or any provisions hereof.

7.10 CHOICE OF LAW; LITIGATION. (a) THIS NOTE SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 7.10 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY JUDGMENT OF A NEW YORK FEDERAL OR STATE COURT, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SUCH A JUDGMENT, IN ANY OTHER APPROPRIATE JURISDICTION.

(b) IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO THIS NOTE, THE HOLDER AND THE COMPANY HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE SOUTHERN DISTRICT OF NEW YORK, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, THE HOLDER AND THE COMPANY WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN

THIS SECTION SHALL BE DEEMED TO PREVENT THE HOLDER OR THE COMPANY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE SOUTHERN DISTRICT OF NEW YORK; (3) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS NOTE; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE SOUTHERN DISTRICT OF NEW YORK; (6) AGREE TO PROVIDE EACH OTHER WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO IT AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO IT; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF THE HOLDER OR THE COMPANY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

DYNACAST INTERNATIONAL INC.

By:
Name: Title:

EXHIBIT 3(b)

(i) The authorized capital stock of the Company is 353,000 shares consisting of (A) 300,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and (B) 53,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), including 26,500 shares of Preferred Stock designated “Series A Convertible Redeemable Preferred Stock” and 26,500 shares of Preferred Stock designated “Series B Redeemable Preferred Stock”. Of such authorized shares, after giving effect to the transactions contemplated hereby and the Operative Documents, (A) 171,500 shares of Common Stock are outstanding, (B) 26,500 shares of Series A Preferred Stock are outstanding, (C) 26,500 shares of Series B Preferred Stock are outstanding, (D) warrants to purchase 9,900 shares of Common Stock are outstanding and (E) restricted share units representing 11,752 shares of Common Stock are outstanding.

(ii) Please see attached.

Dynacast Equity Capitalization

$ millions

	Common Equity	Shares	Voting at close Common Percent	Series A Convert. Preferred	Series A Convert. Shares	Converted Shares	Converted Percent	Initial RSU Grants	Add’l RSUs if all Pfd Shares Convert	Add’l RSUs if Macquarie Warrant Exercised	Warrants and RSUs	Warrant/ RSU Percent	Fully- diluted Shares	Fully- diluted Percent
Izurium Dynacast Ltd	$68.00	68,000	39.65%			68,000	34.34%						68,000	30.96%
W Capital Dynacast LLC	$55.00	55,000	32.07%			55,000	27.78%						55,000	25.04%
Laurel Crown Dynacast Holdings LLC	$25.00	25,000	14.58%			25,000	12.63%						25,000	11.38%
Tower Square Capital Partners (see below)	$10.00	10,000	5.83%			10,000	5.05%						10,000	4.55%
Kenner Dynacast Partners, L.P.	$11.00	11,000	6.41%			11,000	5.56%						11,000	5.01%
Kenner Equity Management LLC											5,940	3.0%	5,940	2.70%
Management	$1.00	1,000	0.58%			1,000	0.51%	9,982	1,542	230	11,754	5.5%	12,754	5.81%
Macquarie Capital (USA), Inc.	$1.50	1,500	0.87%	26.50	26,500	28,000	14.14%				3,960	2.0%	31,960	14.55%

TOTAL	$171.5	171,500	100.00%	26.50	26,500	198,000	100.00%	9,982	1,542	230	21,654	10.5%	219,654	100.00%

Notes:

1)	Shares at closing will be issued at $1,000.00
2)	Macquarie is purchasing $26.5mm of Series A Convertible Preferred and $26.5mm of Series B 14% Redeemable Preferred. Macquarie will also be converting $1.5mm of its $2.5mm M&A fee into common.
3)	Tower Square Capital is Babson Capital in three separate entities: TSCP III, LP for $4,545,000, TSCP III-A for $4,906,000 and TSCP III-B $549,000.
4)	Kenner Dynacast Partners LP will invest all Kenner funds including those from Kenner Equities IV, L.P.
5)	Kenner Equity Management LLC warrant is only excersable after a 20% net IRR or 2x investment amount.
5)	Management will invest $1 million at closing and receive Restricted Stock Units for 5.5% of the equity. Additional RSUs will be granted if Macquarie converts or exercises its warrant.
6)	Total common equity and preferred equity is $224.5 million.